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                                                                    Exhibit 99.1


        SYMBOL TECHNOLOGIES ANNOUNCES AGREEMENT TO ACQUIRE MATRICS, INC.

     SYMBOL SCHEDULES TELECONFERENCE TODAY TO DISCUSS STRATEGIC ACQUISITION

         HOLTSVILLE, N.Y. - July 27, 2004 - Symbol Technologies, Inc. (NYSE:SBL), The Enterprise Mobility Company(TM), today announced it has reached an agreement to acquire Matrics, Inc., a leader in the design and manufacture of EPC (electronic product code)-compliant Radio Frequency Identification (RFID) systems. Privately held Matrics is based in Rockville, Md. The purchase price is $230 million in cash.

         "The acquisition of Matrics is a significant step in executing our plan to be a leader in RFID, and expands our offerings in the advanced data capture industry," said William Nuti, Symbol president and chief executive officer. "We believe that in order for RFID to be deployed successfully, it needs to be deployed as a system -- a system that allows customers to capture, move and manage critical information to and from the point of business activity. By incorporating the Matrics EPC-compliant RFID products into Symbol's portfolio of industry leading mobile computing, advanced data capture and wireless technologies, Symbol can help customers in key market segments gain operational efficiencies in their supply chains and realize competitive advantage."

         Symbol intends to finance the acquisition with short-term borrowings under a new credit facility and expects to refinance the borrowings in a capital markets equity or equity-linked transaction later this year, market conditions permitting. The acquisition, which is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act, is expected to close in the third quarter of 2004.

         As a result of the acquisition, Symbol expects the dilution to its 2004 earnings per share of recurring operations of Matrics, including costs to finance the transaction, to be in the range of $0.05-$0.06 per diluted share, excluding any non-cash amortization charges of acquired intangibles and any purchase accounting adjustments, yet to be determined.


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Symbol also expects the dilutive effect to diminish in 2005, subject to timing and market demand for RFID products.

ABOUT MATRICS

         Matrics has focused its strategic RFID solutions efforts on EPC standards. Matrics provides EPC-compliant RFID systems for retail, defense, transportation and other vertical markets. The Matrics product portfolio features RFID systems including multi-protocol, EPC-compliant fixed readers; readers designed for embedded applications, such as RFID printers and handhelds; high-performance antennas for RFID tag reading; and EPC labels that can be attached to items such as containers, pallets, cartons and more. The RFID tag family includes both read-only and read/write functionality that addresses a wide range of asset visibility applications.

         Today, Matrics RFID readers and tags are used by customers to help track inventory across the supply chain, ensure compliance in regulated industries, track the location of baggage throughout airports for security purposes and facilitate a more effective logistics process within the defense sector.

         "As a global leader in enterprise mobility, Symbol is well positioned to build on Matrics' successes in the RFID industry," said Piyush Sodha, chairman and chief executive officer of Matrics. "As the RFID industry moves from pilot opportunities to enterprisewide deployments, the Symbol-Matrics combination will enable the Matrics RFID success to continue with the added benefit of Symbol's strengths in vertical markets, global sales and services, as well as advanced data capture, wireless networking and mobile computing."

ABOUT RFID

         RFID is an advanced data capture technology. RFID tags can be applied to assets moving through global supply chains. Readers installed at various locations, such as dock doors, conveyors or forklifts, can instantly read the unique EPC number from the tags as the


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assets enter the reader's interrogation zone. Because an RFID reader does not require a direct line of sight to the tag for EPC reading, and offers the added benefit that many tags can be read simultaneously, data capture is performed rapidly and virtually hands free.

         This increased asset visibility, along with improved data integrity, can help customers make better decisions in managing their supply chain, resulting in reduced inventory and operating expenses and ultimately goods being delivered more quickly and accurately to the end user.

TELECONFERENCE AND REPLAY INFORMATION
-------------------------------------

Date:                               Tuesday, July 27, 2004
Time:                               8:45 a.m. ET
Dial-In:                   800.207.0148 or +1.719.884.8877
Passcode:                           899284


         For more information about Symbol, visit www.symbol.com.

ABOUT SYMBOL TECHNOLOGIES
-------------------------
Symbol Technologies, Inc., The Enterprise Mobility Company(TM), is a recognized worldwide leader in enterprise mobility, delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture technology, mobile computing platforms, wireless infrastructure, mobility software and world-class services programs under the Symbol Enterprise Mobility Services brand. Symbol enterprise mobility products and solutions are proven to increase workforce productivity, reduce operating costs, drive operational efficiencies and realize competitive advantages for the world's leading retailers, transportation and logistics companies, manufacturers, wholesale and distribution centers, government agencies and healthcare facilities. More information is available at www.symbol.com.

                                      # # #


For Symbol Technologies:

For media information:

PATRICIA HALL

SYMBOL TECHNOLOGIES, INC.

631.738.5636

hallp@symbol.com



FOR FINANCIAL INFORMATION:

NANCY TULLY

SYMBOL TECHNOLOGIES, INC.

631.738.5050

tullyn@symbol.com